Exhibit 10.9

EDUCATION MANAGEMENT CORPORATION

2006 STOCK OPTION PLAN

1.  Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors of outstanding ability and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Options. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.  Definitions

The following capitalized terms used in the Plan or in an Option agreement have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(c)	Beneficial Owner: A “beneficial owner,” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d)	Board: The Board of Directors of the Company.

(e)	Cause: Except as otherwise provided by the Committee in an Option agreement, with respect to termination of the employment of any Participant by a member of the Company Group: (i) if such Participant is at the time of termination a party to an employment or retention agreement with a member of the Company Group which defines such term, the meaning given therein, and (ii) in all other cases, the Board’s good faith determination that such termination is based on such Participant’s (A) continued failure to perform his or her reasonably assigned duties; (B) failure to observe material policies generally applicable to directors or employees of any member of the Company Group; (C) commission of any act of fraud, theft or financial dishonesty with respect to any member of the Company Group or any criminal act involving moral turpitude or any felony; (D) violation of the provisions of any employment, consulting, non-competition or confidentiality agreement with any member of the Company Group; (E) chronic absenteeism; or (F) abuse of alcohol or another controlled substance.

(f)	Change in Control: A transaction or occurrence immediately following which the Principal Stockholders, in the aggregate, cease to beneficially own securities of the Company representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Board or such committee of the Board as may be designated from time to time to administer the Plan.

(i)	Company: Education Management Corporation, a Pennsylvania corporation, and any successor thereto by merger, consolidation or otherwise.

(j)	Company Group: Collectively, the Company, its subsidiaries and their respective successors and assigns.

(k)	Disability: Except as otherwise provided by the Committee in an Option agreement, with respect to a Participant, (i) if such Participant is at the applicable time a party to an employment or retention agreement with a member of the Company Group which defines such term, the meaning given therein, and (ii) in all other cases, a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties for a period of 180 days during any 360 day period.

(l)	Effective Date: The date on which the “Effective Time” (as defined in the Merger Agreement) occurs.

(m)	Employment: Except as otherwise set forth in an Option agreement, (i) A Participant’s employment if the Participant is an employee of the Company Group and (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board.

(n)	Fair Market Value: Except as otherwise set forth in an Option agreement, with respect to any securities on any date, the average of the high and low sales prices of such securities on such date on the principal securities exchange on which such securities are listed or admitted to trading, or if such securities are not so listed or admitted to trading, the arithmetic mean of the per security closing bid price and the per security closing asked price on such date as quoted on the Nasdaq or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to such securities on such date (or in the case of property other than securities), the “Fair Market Value” shall be the value determined in good faith by the Board, and in a manner consistent with Section 409A of the Code.

(o)	Merger Agreement: The Agreement and Plan of Merger, dated as of March 3, 2006, by and between EM Acquisition Corporation, a Pennsylvania corporation (“EM Acquisition”) and the Company, pursuant to which EM Acquisition has merged with and into the Company, with the Company continuing as the surviving corporation.

(p)	Option: A stock option granted pursuant to Section 7 of the Plan.

(q)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

(r)	Participant: An employee or director who is selected by the Committee to participate in the Plan.

(s)	Person: Any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

(t)	Plan: The Education Management Corporation 2006 Stock Option Plan.

(u)	Principal Stockholders: GS Capital Partners V Fund, L.P., a Delaware limited partnership, GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners V GmbH & Co. KG, a limited partnership formed under the laws of the Federal Republic of Germany, GS Capital Partners V Institutional, L.P., a Delaware limited partnership, Providence Equity Partners V L.P., a Delaware limited partnership, Providence Equity Partners V-A L.P., a Delaware limited partnership, Providence Equity Partners IV L.P., a Delaware limited partnership, and Providence Equity Operating Partners IV L.P., a Delaware limited partnership.

(v)	Purchased Shares: The Shares for which an Option is being exercised.

(w)	Realization Event: Any event or transaction (i) in which the Principal Stockholders receive cash or marketable securities in respect of their interest in Shares, including by means of a sale, exchange or other disposition of their interests in Shares (other than transfers by members of the Principal Stockholders to or among their respective Affiliates) or dividends or other distributions from the Company to its shareholders or (ii) the first day following which both of the following have occurred (x) the Principal Stockholders cease to own in the aggregate at least 30% of the outstanding voting securities of the Company, measured by voting power, and (y) the Principal Stockholders have, in the aggregate, disposed of at least 70% of their Shares and received in respect thereof cash or marketable securities.

(x)	Shareholders’ Agreement: The Shareholders’ Agreement dated as of June 1, 2006 (as amended and restated from time to time) by and among the Company and such other Persons who become parties thereto.

(y)	Shares: Shares of common stock, par value $.01 per share, of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

(z)	Transaction: In a single transaction or a series of related transactions, the occurrence of any of the following events: (i) a Change in Control, or (ii) there shall have occurred: (A) a merger or consolidation of the Company with or into another corporation, other than (x) a merger or consolidation with any other member of the Company Group or (y) a merger or consolidation in which the holders of Company Voting Securities immediately prior to the merger as a class directly or indirectly hold immediately after the merger a majority of all outstanding voting power of the surviving or resulting corporation or its parent; (B) a statutory exchange of shares of one or more classes or series of outstanding Company Voting Securities for cash, securities or other property, other than an exchange in which the holders of Company Voting Securities immediately prior to the exchange as a class directly or indirectly hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company Voting Securities are being exchanged; or (C) the sale or other disposition of more than 80% of the consolidated assets of the Company and its subsidiaries (based on the net book value of the consolidated assets of the Company and its subsidiaries in the most recent audited financial statements of the Company), in one transaction or a series of transactions, other than a sale or disposition in which the holders of Company Voting Securities immediately prior to the sale or disposition as a class directly or indirectly hold immediately after the sale or disposition at least a majority of all outstanding voting power of the entity to which such assets of the Company are sold.

3.  Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 1,368,421, subject to adjustment pursuant to Section 8 hereof. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares upon the exercise of an Option or in consideration of the cancellation or termination of an Option shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Options which terminate or lapse without the payment of consideration may, to the extent of such termination or lapse, again be the subject of Options granted under the Plan. In addition, if an Option is exercised in whole or in part by tendering Shares, actually or by attestation, or by any other method of cashless exercise pursuant to which Shares are retained or deemed retained by the

Company, such retained or deemed retained Shares may again be the subject of Options under the Plan.

4.  Administration

The Plan shall be administered by the Committee. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the employees or directors of the Company and its Affiliates to whom, and the time or times at which, Options may be granted, the number of Shares subject to each Option, the exercise price of an Option, the time or times at which an Option will become vested and any other conditions of an Option. Options may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or by a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Options under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may amend the terms of any Option agreement, provided that no such amendment shall be made without the consent of a Participant, if such action would diminish any of the rights of such Participant under such Option agreement. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, except as otherwise provided herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, without limitation, Participants and their beneficiaries or successors). Subject to the express limitations of the Plan, the Committee shall have the full power and authority to establish the terms and conditions of any Option in an Option agreement. The Committee may, in its discretion, accelerate the vesting of any Option at any time.

5.  Limitations

No Option may be granted under the Plan after the tenth anniversary of the Effective Date, but Options theretofore granted may extend beyond that date.

6.  Eligibility

All employees or directors in the Company Group are eligible to be designated by the Committee to receive an Option under the Plan. To the extent deemed necessary by the Committee, an Option will be evidenced by an Option agreement in a form approved by the Committee consistent with the limitations of this Plan.

7.  Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in the applicable award agreement:

(a)	Option Price. The Option Price shall be determined by the Committee, provided that the Option Price may not be less than the Fair Market Value of a Share on the date it is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. The Option agreement may also set forth (i) the effect on exercisability of an Option upon termination of Employment of a Participant under certain circumstances and (ii) the effect of a Realization Event on an Option.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Option agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. The Option Price for the Shares as to which an Option is exercised and any applicable withholding taxes shall be paid to the Company in full at the time of exercise at the election of the Participant in cash or by check or wire transfer, or by such other means as are permitted by the Committee. In addition, the Committee may implement one or more methods of cashless exercise, including, without limitation, (i) permitting a Participant to exercise Options through the use of one or more brokers designated by the Committee by which Shares are sold on a public market to pay the Option Price and any withholding taxes, (ii) permitting a Participant to tender Shares previously owned (actually or by attestation) in payment of the Option Price and applicable withholding taxes, (iii) permitting a Participant to elect to have issued to him or her a reduced number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate exercise price in respect of such Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares, or (iv) such other cashless exercise procedures deemed approved by the Committee. In determining any such cashless exercise procedure, the Committee shall take into account the requirements of applicable law and the accounting treatment associated with such procedure. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, has paid in full for such Shares, has satisfied any applicable withholding tax requirements and, if applicable, has satisfied any other conditions imposed by the Committee or pursuant to the Plan or the applicable Option agreement.

(d)	Unless the Committee determines otherwise, exercise of an Option shall be conditioned upon the execution by the Participant of the Shareholders’

Agreement, if such agreement remains in effect at the time of such exercise.

8.  Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

(a)	Generally. In the event of any cash or Share dividend or split, reverse split, reorganization, reclassification, recapitalization, repurchase, issuance of warrants, rights or debentures, merger, consolidation, spin-off, split-up, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares or any transaction similar to the foregoing, or upon the occurrence of any other unexpected event or circumstance, the Committee shall, without liability to any member of the Committee or the Board, cause such appropriate adjustments to be made in (i) the maximum number and kind of Shares provided in Section 3 hereof, (ii) the number and kind of Shares subject to then outstanding Options, (iv) the exercise price per Share of outstanding Options, (v) the performance measures or goals relating to an Option and/or (v) any other terms of an Option that are affected by the event. Any such adjustment will be made, to the extent applicable, in compliance with Section 409A of the Code, as determined by the Committee.

(b)

Transaction. Subject to the terms of an Option agreement, in connection with (a) the liquidation or dissolution of the Company or (b) a Transaction, either (i) each outstanding Option shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each Share subject to any outstanding Options, upon exercise of any Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options prior to such Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options pursuant to clause (i) of this Section 8(b) in connection with a Transaction may include the cancellation of outstanding Options upon consummation of the Transaction provided either (x) the holders of affected Options have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options (whether or not they were otherwise exercisable) or (y) the holders of the affected Options are paid (in cash or cash equivalents) in respect of each Share covered by the Option being cancelled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price of the Option. For avoidance of doubt, (1) the cancellation of Options pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Option agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option may be cancelled without any payment therefor. The treatment of any Option as provided in this Section 8(b) shall be conclusively presumed to be appropriate for purposes of Section 8(a).

9.  Tax Withholding

The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Option or an amount paid in satisfaction of an Option, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Option.

10.  No Right to Employment or Options

The granting of an Option under the Plan shall impose no obligation on the Company or any subsidiary of the Company to continue the Employment of a Participant and shall not lessen or affect the Company’s or such subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Option, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options. The terms and conditions of Options and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.  Successors and Assigns

The rights and obligations under the Plan shall be binding on and inure to all predecessors, successors and assigns of the Company and any Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.  Nontransferability of Options

Unless otherwise determined by the Committee, an Option shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Option exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.  Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made without the consent of a Participant, if such action would diminish any of the rights of such Participant under any Option theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws.

14.  Compliance with Law

No Option shall be granted under the Plan, and no Shares shall be issued and delivered upon exercise of an Option, unless and until the Company and/or the Participant shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other applicable requirements of law or of any regulatory agencies having jurisdiction.

The Committee in its discretion may, as a condition to the exercise of any Option, require each Participant (a) to represent in writing that the Shares received upon exercise of an Option are being acquired for investment and not with a view to distribution and (b) to make such other representations and warranties as are deemed reasonably appropriate by the Committee. Stock certificates representing Shares acquired upon the exercise of any Option that have not been registered under the Securities Act of 1933, as amended, shall, if required by the Committee, bear the legends as may be required by the Shareholders’ Agreement or by the Option agreement evidencing a particular Option. Without in any way limiting the provisions set forth above, no Participant shall make any disposition of all or any portion of Shares acquired or to be acquired pursuant to an Option, except in compliance with all applicable Federal and state securities laws and the provisions of the Shareholders’ Agreement.

15.  International Participants

With respect to Options which may be subject to the laws of jurisdictions outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Options with respect to such Participants in order to conform such terms with the requirements of such local law.

16.  Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law, provided that the provisions set forth herein that are required to be governed by the Pennsylvania Business Corporation Law of 1988, as amended, shall be governed by the Pennsylvania Business Corporation Law of 1988, as amended.

17.  Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.